Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2024, with respect to the consolidated financial statements of IR-Med Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

June 24, 2024